Exhibit 99.1

Notice to the Directors and Officers of Genlyte Thomas Group LLC, and its Execom,
and to the Directors and Officers of The Genlyte Group Incorporated

1.     This notice is to inform you that between the dates of July 12 and July 19, 2004 inclusive (“blackout period”) there shall be a “blackout” with respect to the trading of the common stock of The Genlyte Group Incorporated (the “Company”). This means that you shall not be permitted to buy, sell or otherwise trade the common stock of the Company, or any of its derivative securities (stock options), during this period.

2.     The reason for this prohibition is that during the blackout period certain Putnam funds held by participants in the Genlyte Thomas Group Retirement Savings and Investment Plan (“RSIP”) and the Genlyte Thomas Group Consolidated Thrift Savings Plan for Hourly Employees (the “Consolidated Plan”) are being converted from “A” Class to “Y” Class shares.  This exchange of Class shares is being made in order to effectuate a lower fee charge prospectively for participation in the subject funds.  During the blackout period the Plans’ record keeper is requiring the blackout on activity in the affected Plans in order to facilitate the exchange of Class shares in the subject funds.  Under these circumstances, because the common stock of the Company is an investment option under both of these Plans, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 whenever a pension plan blackout period that prevents participants from engaging in equity securities transactions with respect to an issuer’s stock is imposed, then directors and officers of the affected issuer (in this case, the Company) must also be prohibited from certain transactions in the Company’s securities.

3.     It is the Company’s position that during the blackout period this law shall apply to all Directors and Officers of Genlyte Thomas Group LLC, and members of its Execom, and all Directors and Officers of The Genlyte Group Incorporated; all such individuals shall be prohibited from trading in the common stock of The Genlyte Group Incorporated during the blackout period.

4.     Attached is a copy of the notice sent to all affected participants of the RSIP.

5.     Should you have any questions regarding the subject of this notice, please contact the following:

Daniel R. Fuller, General Counsel

The Genlyte Group Incorporated, and Genlyte Thomas Group LLC

10350 Ormsby Park Place, Suite 601

Louisville, Kentucky  40223

(502) 420-9500

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE GENLYTE
THOMAS RETIREMENT SAVINGS AND INVESTMENT PLAN AND
THE GENLYTE THOMAS CONSOLIDATED THRIFT SAVINGS PLAN FOR
HOURLY EMPLOYEES

1.     This notice is to inform all participants in the Genlyte Thomas Retirement Savings and Investment Plan (“RSIP”) and the Genlyte Thomas Consolidated Thrift Savings Plan for Hourly Employees (the “Consolidated Plan”), that certain funds are being converted from “A” Class to “Y” Class shares. This exchange of Class shares is being made in order to effectuate a lower fee charge prospectively for participation in the funds.

2.     As a result of these changes, you temporarily will be unable to access your account, direct or diversify investments and withdraw monies from your individual accounts.  This period, during which you will be unable to exercise these rights otherwise available under the plans, is called a “blackout period.’’  This blackout period is required by the plans’ record-keeper in order to facilitate the exchange of Class shares as explained in the attached letter.  Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3.     The blackout period for both the Genlyte Thomas Retirement Savings Plan (“RSIP”) and the Genlyte Thomas Consolidated Thrift Savings Plan for Hourly Employees (the “Consolidated Plan”) will affect Exchanges and transactions between the dates of July 12 and July 19, 2004 inclusive.

4.     During the blackout period you will be unable to access your account, direct or diversify the assets held in your plan account or withdraw monies from your account.  For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period.  For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.  Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

5.     If you have any questions concerning this notice, you should contact the Plan’s record-keeper, Putnam Investments, at 1-800-553-4954 or you can contact the Plan’s sponsor as follows:

Genlyte Thomas Group LLC

10350 Ormsby Park Place, Suite #601
Louisville, Ky 40223
R.L. Zaccagnini -502-420-9519
L.B. Polin -502-420-9522
V. Jackson -502-420-9520